Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contact

Chris Stanfield

Echelon Corporation

+1 (408) 938-5243

cstanfield@echelon.com

Ron Sege Joins Echelon as President and CEO

Appointed to Board of Directors

(San Jose, CA – August 19, 2010) - Echelon Corporation (NASDAQ: ELON) announced that the company’s Board of Directors has appointed Ron Sege as President and Chief Executive Officer and to the company’s Board of Directors, completing a search process begun last November. Mr. Sege, 53, most recently served as President and Chief Operating Officer, and Board member, of 3Com Corporation from 2008 through its acquisition by HP.

“After an extensive search, we are delighted to have attracted someone with the depth and breadth of experience as Ron,” said M. Kenneth Oshman, Executive Chairman of Echelon’s Board of Directors. “Along with his proven leadership strengths, Ron brings the keen insight, excitement and energy necessary to guide Echelon into the next phase of growth.”

Mr. Sege added, “I am very excited to join Echelon at this important moment in history. Governments, businesses, and consumers around the world must become more energy efficient and this requires smarter energy grids, smarter buildings, and smarter environments. These “smarts” require not just data networks, but open, standard distributed control networks — exactly the networks that Echelon has been developing innovative solutions for over the last 20 years. I will focus on accelerating global market penetration for our solutions and driving operational excellence throughout the company. Our time is now and we have tremendous opportunity ahead of us.”

Prior to 3Com, Mr. Sege was President and Chief Executive Officer of Tropos Networks, Inc., a provider of wireless broadband networks, from 2004 to 2008. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc. a provider of broadband service optimization solutions based on deep packet inspection technology. Mr. Sege also served as Executive Vice President of Lycos, Inc., the Internet search engine. During the nine year period from 1989-1998, he served in a variety of senior management roles at 3Com Corporation, including Executive Vice President, Global Systems Business Unit. Mr. Sege holds an MBA from Harvard University and a bachelor’s degree from Pomona College.

Robert R. Maxfield, who has been serving as CEO since M. Kenneth Oshman stepped down in November 2009 when he was diagnosed with lung cancer, will continue to serve on the company’s Board of Directors. Mr. Oshman will continue to serve as Executive Chairman of Echelon.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, enabling networking of everyday devices, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other, to the electricity grid and to the Internet. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, i.LON, LonWorks, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains statements relating to future plans, events or performance, including regarding Echelon’s anticipated growth under Mr. Sege’s leadership and the expected growth in the market for Echelon’s products. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to market demand for, and acceptance of, Echelon’s products and the timing and level of customer orders; risks that Echelon offerings do not perform as designed and that liability may accrue as a result; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.